UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)  May 22, 2009


                   AEI INCOME & GROWTH FUND 27 LLC
      (Exact name of registrant as specified in its charter)


    State of Delaware              333-144961        20-8657207
(State or other jurisdiction  (Commission File     (IRS Employer
    of incorporation)                Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)

                           (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On May 22, 2009, the Company purchased a 30% interest in a Staples store in Vernon Hills, Illinois for $1,591,988 from Bradford Landing South LLC, an unrelated third party. The property is leased to Staples the Office Superstore East, Inc. under a Lease Agreement with a remaining primary term of 9.4 years. The Lease may be renewed by the tenant for up to four consecutive terms of five years each. The Lease requires an initial annual rent of $132,135 for the 30% interest. The rent is scheduled to increase at the beginning of each renewal period by approximately 6%. The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exceptions are the Company is responsible for repairs to the structural components of the building, roof, and parking lot. The remaining interest in the property was purchased by AEI Net Lease Income & Growth Fund XX Limited Partnership, an affiliate of the Company.

       The Company purchased the property with cash received from the sale of LLC Units. The store was constructed in 2008 and is a 18,835 square foot building situated on approximately 1.9 acres of land. The freestanding retail store is located at 1600 North Milwaukee Avenue, Vernon Hills, Illinois.

       Staples the Office Superstore East, Inc., a wholly owned subsidiary of Staples, Inc. ("Staples"), operates all the Staples stores in the United States, except for the stores in California and Oregon. At January 31, 2009, the tenant operated approximately 1,300 stores. As the parent company of the tenant, Staples does not guarantee the lease and is not responsible for any lease obligations. Staples, headquartered near Boston, is the world's largest office products company with more than 2,200 office superstores in the United States, Canada and twelve other countries. Staples is a public company whose stock is traded on the NASDAQ Global Select Market under the symbol SPLS and files reports with the SEC that are available on-line at the SEC's web site (www.sec.gov).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property. See the last paragraph of Item 2.01.

      (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on June 5, 2008 (date the Company commenced operations after accepting the required minimum subscription proceeds of $1,500,000), the Company's Investments in Real Estate would have increased by $1,591,988 and its Current Assets (cash) would have decreased by $1,591,988.

          For the period ended December 31, 2008, Income from Operations would have increased $50,715, representing an increase in rental income of $75,611 and an increase in depreciation expense of $24,896. For the three months ended March 31, 2009, Income from Operations would have increased $22,364, representing an increase in rental income of $33,034 and an increase in depreciation expense of $10,670.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $10,906 to $61,621 and from $18,147 to $40,511, which would have resulted in Net Income of $.22 and $.06 per LLC Unit outstanding for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively.

      (c) Shell company transactions - Not Applicable.

      (d) Exhibits.

          Exhibit 10.1 - Assignment and Assumption of Purchase and Sale Agreement dated May 6, 2009 between the Company, AEI Net Lease Income & Growth Fund XX Limited Partnership and AEI Fund Management, Inc. relating to the Property at 1600 North Milwaukee Avenue, Vernon Hills, Illinois.

          Exhibit 10.2 - Assignment and Assumption of Lease dated May 22, 2009 between the Company, AEI Net Lease Income & Growth Fund XX Limited Partnership and Bradford Landing South LLC relating to the Property at 1600 North Milwaukee Avenue, Vernon Hills, Illinois.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 27 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  May 29, 2009           /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer